UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 11, 2025

Scorpius Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

1305 E. Houston Street, Building 2

San Antonio, TX 78205

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Scorpius Holdings, Inc., a Delaware corporation (the “Company”), entered into an agreement (the “Note Amendment”) with an institutional investor (the “Investor”), effective July 11, 2025, to amend the 9% senior secured convertible note (the “Note”) in the aggregate original principal amount of $12,416,667 that the Company issued to the Investor on December 6, 2024, as amended on February 13, 2025 and May 1, 2025. Pursuant to the Note Amendment, the Company amended the conversion price of the Notes from $0.06 per share, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events, to the lower of (i) $0.06 per share, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events, and (ii) 55% of the average of the three lowest traded prices during the twenty (20) trading days immediately prior to the conversion date (the “Market Price”). The Note Amendment also removed the provision providing that the Company will seek stockholder approval (the “Second Stockholder Approval”) to amend the Company’s Third Amended and Restated Certificate of Incorporation, as amended, to either increase the Company’s authorized number of shares of common stock, par value $0.0002 per share (the “Common Stock”), or effect a reverse stock split to allow for complete conversion of the Note at the conversion price and removed the provision providing that until the Second Stockholder Approval is obtained and the amendment to the Company’s Third Amended and Restated Certificate of Incorporation, as amended is filed with the Secretary of State with the State of Delaware, the Investor may only convert $2,700,000 of principal amount of the Note.

The Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation under the Note to reserve for issuance upon conversion of the Note 100% of the shares of Common Stock issuable under the Note.

As a result of the Note Amendment, if the Note was to fully convert into shares of the Company’s Common Stock at a conversion price of $0.33, representing 55% of the Market Price of the Common Stock as of the date of this report, assuming no limitations on conversion, the Company would issue 345,243,790 shares of Common Stock upon conversion of the principal amount of the Notes, plus an additional 93,215,821 shares of Common Stock if interest and the Make-Whole Amount (as such term is defined in the Notes) is also converted into shares of Common Stock.

On July 11, 2025, the Company also issued a non-convertible promissory note (the “Note”) in the principal amount of Four Hundred Eighty-Five Thousand Dollars ($485,000) to an institutional investor (the “Holder”). The Note accrues interest at the rate of 5.0% per annum and matures on the earlier of: (i) August 31, 2025; (ii) the consummation of a Corporate Event (as such term is defined in the Note); or (iii) when, upon or after the occurrence of an event of default under the Note. All payments by the Company upon maturity, redemption or prepayment of the Note shall include, together with all other amounts of principal and/or interest, a premium payment equal to 5% of the principal amount of the Note.

The Note contains customary events of default, including if the Company or any of its subsidiaries, individually or in the aggregate, fails to pay indebtedness in excess of $150,000 due to any third party, subject to certain exceptions, or if an event of default occurs under any other outstanding promissory note of the Company. If at any time the Note is outstanding the Company consummates a subsequent Financing (as such term is defined in the Note), the Holder shall have the right, it its sole discretion, to require that the Company redeem the entire outstanding balance of the Note, together with all accrued interest thereon, using up to 100% of the gross proceeds of such Financing.

The Company sold the Note in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder.

The foregoing description of the Note Amendment and Note are qualified in their entirety by reference to the full text of the Note Amendment and Note, copies of which are attached hereto as Exhibits 4.1 and 4.2, respectively, and which are incorporated herein in their entirety by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. The Note was issued pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The Note may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
4.1	Form of Amendment to Senior Secured Convertible Note
4.2	Form of Promissory Note
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2025	SCORPIUS HOLDINGS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer